UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2025

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55079	27-2343603
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10800 Galaxie Avenue Ferndale, MI	48220
(Address of principal executive offices)	(Zip Code)

(877) 787-6268
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

When used in this Current Report on Form 8-K, unless otherwise indicated, the terms the “Company,” “our,” or “we” refer to Artificial Intelligence Technology Solutions Inc. and its subsidiaries.

EXPLANATORY NOTE

On June 13, 2025, the Company filed a Form S-1 Registration Statement relating to the sale by the Selling Stockholder, GHS Investments, LLC (“GHS”) of up to 10 billion (10,000,000,000) common stock shares, par value $0.0001 per share, pursuant to a June 11, 2025 Equity Financing Agreement (the “GHS Financing Agreement) and a June 11, 2025 Registration Rights Agreement (the “GHS Registration Rights Agreement”) (collectively the “GHS Agreements”). On June 16, 2025, GHS and the Company terminated the GHS Agreements as reflected in Exhibit 10.3 attached hereto.

On June 16, 2025, the Company and AIV Investments, LLC executed agreements (the “AIV Agreements”) which were substantially similar to, and intended to supersede the GHS Agreements. The AIV Agreements are summarized below and attached hereto as Exhibits 10.1 and 10.2.

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Equity Financing Agreement with AIV Investments, LLC

On June 16, 2025, we entered into the Equity Financing Agreement with AIV Investments, LLC (“AIV”) referred to herein as the “Purchase Agreement”. The Purchase Agreement between the Company and AIV pertains to the potential sale of up to thirty million dollars ($30,000,000,000) shares of our common stock to AIV as detailed below for a two-year term expiring on June 16, 2027.

Pursuant to the Purchase Agreement, we have the right, in our sole discretion, subject to the conditions and limitations contained therein, to direct AIV, by delivery of a purchase notice (a “Purchase Notice”) to purchase (each, a “Purchase”) over the 24 month term of the Purchase Agreement, a minimum of $10,000 and up to a maximum of $1,500,000. Puts are further limited to the Investor owning no more than 4.99% of the outstanding stock of the Company at any given time. The aggregate value of Purchase Shares sold to AIV may not exceed $30,000,000. Each Purchase Notice will set forth the Purchase Price and number of Purchase Shares in accordance with the terms of the Purchase Agreement. The maximum dollar amount of each Put will not exceed 250% of the average daily trading volume for the common stock during the 10 consecutive trading days preceding the Put Notice Date.

The Purchase Price is defined in the Purchase Agreement as 80% of the Market Price. If the average Closing Price for the Common Stock during the three (3) trading days preceding a Put Notice is equal to or greater than one cent ($.01) per share, the applicable Purchase Price shall equal eighty five percent (85%) of the Market Price. Following an up-list to the NASDAQ or an equivalent national exchange by the Company, the Purchase price shall equal 90% of the lowest Volume Weighted Average Price for the Common Stock during the Pricing Period, subject to a floor of $4.00 per share, below which the Company shall not deliver a Put.

The Purchase Agreement prohibits AIV from purchasing any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by AIV would result in AIV having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of our common stock. There are no trading volume requirements or restrictions under the Purchase Agreement and we will control the timing and amount of any sales of its common stock to AIV.

We may not deliver a Purchase Notice to AIV and AIV is not obligated to purchase the Purchase Shares unless each of the following conditions are satisfied: there is an effective Registration Statement; the Common Stock is listed or quoted for trading on the Principal Market; we are not in breach of in default of the Purchase Agreement or Registration Rights Agreement; no injunction has been issued prohibiting the purchase of the or the issuance of the Securities; and the issuance of the Securities does not violate the Principal Market requirements.

The Purchase Agreement is for a term of twenty four months but may terminate earlier on the date that AIV has purchased the aggregate Offering Amount of $30,000,000 of the Purchase Shares that are sold to AIV. We and AIV each have the right to terminate the Purchase Agreement at any time upon thirty days-notice. The Purchase Agreement will be suspended and remain suspended if any of the following events occur: if our Common Stock is suspended by the applicable authority, our Common Stock ceases to be quoted; we breach a representation, warranty, covenant in the Purchase Agreement;, and upon the occurrence of bankruptcy proceedings by or against us.

Subject to the foregoing, actual sales of Purchase Shares to AIV under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of the Common Stock and determinations by us as to the appropriate sources of funding for our operations.

On June 16, 2025, we also entered into a Registration Rights Agreement covering the resale of the Registrable Securities provided for on a Form S-1 Registration Statement.

ITEM 9.01. EXHIBITS

Exhibit No.	Description

10.1	June 16, 2025 Equity Financing Agreement with AIV Investments, LLC
10.2	June 16, 2025 Registration Rights Agreement with AIV Investments, LLC
10.3	June 16, 2025 Termination Agreement with GHS Investments, LLC
10.4	Agreement with Craft Capital Management LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2025	ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

/s/ Steven Reinharz
	Name:	Steven Reinharz
	Title:	Chief Executive Officer